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                                  EXHIBIT 99.1

      Company institutes cost reduction program to reduce operating losses

Plainville, Mass, Friday 9th October 1998, MediaLogic, Inc. (Amex TST) announced that it has instituted immediate measures to reduce costs and operating losses and improve cash flow. The Company has today implemented a layoff of nine employees, approximately 33% of its workforce.

The layoffs will result in SG&A savings of approximately $400,000 annually and were made by the Company by starting a cost reduction program to enable it to focus on strategic revenue opportunities.

Greg Scorziello, President and Chief Executive Officer said, "We are pursuing a number of key strategic sales opportunities which are essential to our future with a view to closing them in the current quarter." He added, "We have implemented a cost reduction program and have instituted a plan to concentrate on our core competencies of sales, marketing design and electronic assembly. We anticipate that mechanical component manufacturing will be sub-contracted out to a partner organization."

MediaLogic continues to be confident that its Ionic Series Scalable Data Library System possesses the features to meet the changing needs of users of tape library products.

MediaLogic wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed forward-looking statements under the Act. Such forward looking statements may include, but are not limited to, statements regarding development and sales of the Company's tape library product line. The Company cautions that numerous factors could cause actual results to differ materially from any forward-looking statements made by the Company.

MediaLogic does not fully satisfy all of the American Stock Exchange guidelines for continued listing and there is no assurance that this listing will be continued.

About MediaLogic.

MediaLogic Inc, founded in 1982, is a developer and manufacturer of innovative storage solutions which automate and simplify the centralization and security of business data. Located in Plainville, Massachusetts, MediaLogic's headquarters can be reached at 508-695-2006, or http//www.medialogicinc.com.

         Company names and/or product names are acknowledged as being trademarks or registered trademarks of their respective holder.



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